Exhibit 99.1

N E W S  R E L E A S E

Investors:	Brett Manderfeld	John S. Penshorn	G. Mike Mikan
	Vice President	Senior Vice President	Chief Financial Officer
	952-936-7216	952-936-7214	952-936-7374

Media:	Don Nathan
Senior Vice President
952-936-1885

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS THIRD QUARTER RESULTS

•	Revenues of $20.2 Billion, up 8% Year-Over-Year

•	Adjusted Cash Flows from Operations of $2.4 Billion[1]

•	Net Earnings of $0.75 Per Share

MINNEAPOLIS (October 16, 2008) – UnitedHealth Group (NYSE: UNH) today reported third quarter results, which included strong cash flows from operations, a strong balance sheet position, growth in membership across almost every category during the quarter and key financial metrics in line with Company expectations.

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “The Company’s solid results reflect the early benefits of a series of actions we initiated to improve our performance. Efforts to strengthen local market execution and improve stakeholder relationships are being well received and have strong potential for longer-term gains. Other steps, such as reducing our operating cost structure and improving the positioning of 2009 benefits for most senior product offerings should have a continuing favorable effect on 2009 performance.”

Third quarter net earnings per share included the absorption of $0.03 per share in estimated costs to conclude a legal matter and $0.02 per share in net capital losses on investments, offset by a $0.02 per share benefit from a change in the estimate of the net costs to settle two class action lawsuits related to the Company’s historical stock option matters. The Company projects net earnings in the range of $0.77 to $0.80 per share in the fourth quarter of 2008.

[1]

Adjusted numbers are non-GAAP financial measures. Further explanation of these non-GAAP measures and reconciliations to the comparable GAAP measures are included in the attached reconciliation schedules.

Quarterly Financial Performance

Three Months Ended
	September 30, 2008	September 30, 2007	June 30, 2008
Revenues	$20.16 billion	$18.68 billion	$20.27 billion
Earnings From Operations	$1.56 billion[1]	$2.16 billion	$1.46 billion[1]
Operating Margin	7.7%[1]	11.5%	7.2%[1]

Management views year-over-year comparisons of results to be generally more meaningful than sequential comparisons, given the seasonality of revenues, medical expenses, operating costs and earnings from operations in important business lines such as Medicare Part D drug programs, high deductible insurance products and health informatics offerings.

UnitedHealth Group Highlights

•

Third quarter 2008 net earnings were $0.75 per share; adjusted third quarter net earnings were $0.73 per share[1] . Adjusted net earnings per share exclude a $0.02 per share benefit from a change in the estimate of the net costs to settle two class action lawsuits related to the Company’s historical stock option matters. Both reported and adjusted earnings per share include the absorption of $0.03 per share in estimated costs to conclude a legal matter and $0.02 per share in net capital losses on investments.

•

Consolidated third quarter revenues of $20.2 billion increased $1.5 billion or 8 percent year-over-year. UnitedHealth Group served 73 million people as of September 30, 2008, an increase of 1.8 million people year-over-year.

•

Adjusted earnings from operations were $1.6 billion and adjusted net earnings were $895 million[1]. The adjusted operating margin of 7.7 percent decreased 380 basis points from the prior year. These earnings and margin decreases were primarily driven by a reduction in gross margin in risk-based health benefit products, as well as year-over-year increases in the level of operating costs and a year-over-year reduction in investment and other income.

UnitedHealth Group Highlights – Continued

•

The consolidated medical care ratio of 81.7 percent increased 220 basis points year-over-year, as premium rates have advanced more slowly than medical costs in 2008 for certain risk-based products in the commercial, senior and behavioral care markets.

•

During the third quarter of 2008 the Company realized $120 million in favorable development to its estimates of medical costs incurred in the first half of 2008 and $10 million in favorable development related to prior years. This compares to $140 million of total favorable development in the third quarter of 2007, including $70 million from prior years.

•

Adjusted operating costs were 15.0 percent[1] and 14.0 percent of revenues in the third quarters of 2008 and 2007, respectively. Adjusted third quarter 2008 operating costs included 25 basis points of cost accrued as an estimate of the costs to conclude a legal matter.

•	The third quarter income tax rate of 35.8 percent decreased 50 basis points year-over-year, due to an increased proportion of tax-free income to total earnings.

•

At September 30, 2008 more than $6 billion of the Company’s $20 billion cash and investment portfolio was classified as cash and cash equivalents, with the balance in a diversified, investment grade portfolio of U.S. Government and U.S. Government agency, state, municipal and corporate obligations.

•	Third quarter 2008 days sales outstanding of 9 compares to 11 days sales outstanding in the second quarter of 2008 and 7 days outstanding in the third quarter of 2007.

•	Consolidated medical costs days payable were 54 days in the third quarter of 2008, compared to 53 days in the second quarter of 2008 and 57 days in the third quarter of 2007.

•

Adjusted cash flows from operations of $2.4 billion increased approximately $300 million from $2.1 billion[1] in last year’s third quarter, as adjusted, reflecting strong cash collections in the quarter, particularly in government-based businesses. Cash flows from operations were 191 percent of net earnings in the third quarter of 2008.

•

UnitedHealth Group used cash flows from operations to reduce its total debt position by $337 million in the third quarter, bringing the debt to debt plus equity ratio to 39.2 percent at September 30, 2008, down from 40.4 percent at June 30, 2008. The Company also used cash flows from operations to repurchase 16 million shares of its stock during the third quarter of 2008.

Business Description – Health Care Services

Health Care Services provides network-based health care benefits and services for a full spectrum of customers. UnitedHealthcare serves employers ranging from sole proprietorships to large, multi-site and national employers, as well as students and individuals. In the Public and Senior Markets Group, Ovations delivers health and well-being services to Americans over the age of 50, while AmeriChoice manages health care services for state Medicaid and other publicly funded programs and their beneficiaries.

Quarterly Financial Performance

Three Months Ended
	September 30, 2008	September 30, 2007	June 30, 2008
Revenues	$18.82 billion	$17.60 billion	$18.95 billion
Earnings From Operations	$ 1.29 billion	$1.79 billion	$1.14 billion
Operating Margin	6.8%	10.2%	6.0%

Key Developments for Health Care Services

•

Third quarter 2008 revenues for Health Care Services increased $1.2 billion or 7 percent year-over-year to $18.8 billion. The revenue increase was driven by premium increases, strategic acquisitions and an increase in customers served in the public and senior market sectors, partially offset by a decline in consumers served through commercial risk-based products.

•

Third quarter Health Care Services earnings from operations were $1.3 billion. Year-over-year reductions in commercial margins and risk-based enrollment, and margin pressures on certain senior market offerings negatively impacted current year profitability.

Key Developments for Health Care Services – Continued

•	Third quarter revenues of $10.5 billion for UnitedHealthcare increased $389 million or 4 percent year-over-year.

•

UnitedHealthcare third quarter membership was broadly stable with second quarter 2008. As of September 30, 2008, UnitedHealthcare served 5,000 more consumers through risk-based offerings and 25,000 fewer consumers through fee-based products than at the end of the second quarter. UnitedHealthcare membership has increased by a net total of 945,000 people in 2008.

•

The traditional UnitedHealthcare medical care ratio was 83.0 percent in the third quarter of 2008 and in line with Company expectations. This ratio increased 140 basis points from 81.6 percent in third quarter 2007, due principally to premium yield increases advancing more slowly than medical cost trends.

•	Ovations revenues were $6.7 billion in the third quarter, up $328 million or 5 percent year-over-year.

•

In Medicare Advantage programs, Ovations reported third quarter growth of 25,000 people and a year-to-date increase of 110,000 people. The number of seniors in the Company’s Medicare Advantage products increased by 8 percent year-over-year as of September 30, 2008.

•

Strong growth in Medicare supplement products has continued, with Ovations increasing the number of seniors served in this product family by 35,000 in the third quarter, 110,000 year-to-date, and 140,000 or 6 percent on a year-over-year basis.

•

The medical care ratio for the Ovations businesses in total increased year-over-year in the third quarter due to margin pressures affecting Special Needs Plans, Medicare Part D prescription drug plans and Medicare Advantage products, where risk-adjusted revenue yields have been lower than originally anticipated.

•	AmeriChoice third quarter revenues of $1.65 billion increased $495 million or 43 percent year-over-year.

•

The Company serves 2.3 million people across 22 state Medicaid markets, an increase of 630,000 people year-to-date. On a same-market basis, membership increased 85,000 people in the third quarter, 250,000 people year-to-date, and 260,000 people or 15 percent year-over-year.

•

As previously disclosed, during the second and third quarters of 2008 the states of Florida, Tennessee, Arizona, and Connecticut, and the District of Columbia, awarded or renewed significant multi-year contracts with AmeriChoice for services commencing in 2008 or 2009.

Business Description – OptumHealth

OptumHealth is one of the nation’s leading health and wellness companies. Employers, payers and public sector organizations use OptumHealth behavioral benefit solutions, clinical care management, financial services and specialty benefit products such as dental and vision. OptumHealth helps consumers navigate the health care system, finance their health care needs and achieve their health and well-being goals.

Quarterly Financial Performance

Three Months Ended
	September 30, 2008	September 30, 2007	June 30, 2008
Revenues	$1.29 billion	$1.24 billion	$1.32 billion
Earnings From Operations	$175 million	$224 million	$169 million
Operating Margin	13.5%	18.1%	12.8%

Key Developments for OptumHealth

•

Third quarter revenues of $1.3 billion grew $55 million or 4 percent year-over-year. OptumHealth provided services to approximately 60 million consumers as of September 30, an increase of 1.1 million people year-over-year.

•

In the third quarter, earnings from operations of $175 million decreased $49 million or 22 percent year-over-year, primarily due to margin pressure in its behavioral health business as well as the earnings impact of the loss of risk-based membership by OptumHealth’s largest customer, UnitedHealthcare.

•

The OptumHealth operating margin of 13.5 percent in the third quarter of 2008 decreased 460 basis points year-over-year, due to the mix effect of continued growth in OptumHealth’s lower margin public sector business and margin pressure within the behavioral health business.

•

OptumHealth Financial Services ended the third quarter as the nation’s largest dedicated health banking organization, with approximately $640 million in assets under management, an increase of 47 percent year-over-year. OptumHealth Financial Services also electronically transmitted nearly $7 billion in medical payments to physicians and other health care providers in the third quarter of 2008, a year-over-year increase of 38 percent.

Business Description – Ingenix

Ingenix is a leader in the field of health care information, services and consulting, serving pharmaceutical companies, health insurers and other payers, physicians and other health care providers, large employers and governments.

Quarterly Financial Performance
Three Months Ended
	September 30, 2008	September 30, 2007	June 30, 2008
Revenues	$383 million	$344 million	$381 million
Earnings From Operations	$57 million	$66 million	$49 million
Operating Margin	14.9%	19.2%	12.9%

Key Developments for Ingenix

•	Ingenix revenues increased $39 million, or 11 percent year-over-year, to $383 million in the third quarter of 2008.

•

Ingenix contract revenue backlog grew approximately $100 million or 6 percent on a year-over-year basis to approximately $1.85 billion as of September 30, 2008. Sales growth of 45 percent year-to-date across the payer, provider, government and other market segments has been offset by the impact of cancellations in the pharmaceutical services business in the first half of 2008.

•

Ingenix third quarter operating earnings decreased $9 million or 14 percent year-over-year to $57 million. Lower third quarter 2008 operating margins were attributable to the impact of lost revenues, excess staffing levels and severance costs related to cancelled contract research projects.

Business Description – Prescription Solutions

Prescription Solutions offers a comprehensive array of pharmacy benefit management and specialty pharmacy management services to employer groups, union trusts, seniors through Medicare prescription drug plans, and commercial health plans.

Quarterly Financial Performance

Three Months Ended
	September 30, 2008	September 30, 2007	June 30, 2008
Revenues	$3.07 billion	$3.25 billion	$3.17 billion
Earnings From Operations	$91 million	$77 million	$94 million
Operating Margin	3.0%	2.4%	3.0%

Key Developments for Prescription Solutions

•

Prescription Solutions third quarter revenues of $3.1 billion decreased $178 million or 5 percent year-over-year in the third quarter of 2008, due to the continuing shift to lower-priced generic drugs and a reduction in the number of people served through Medicare Part D prescription drug plans as a result of the re-assignment of Ovations dual-eligible enrollees in certain regions by CMS in 2008.

•

On a year-to-date basis, Prescription Solutions grew the number of consumers served through unaffiliated benefit plans by more than 400,000 people to 3.2 million people, representing 30 percent of Prescription Solutions 10.6 million consumers.

•

Third quarter earnings from operations grew $14 million or 18 percent year-over-year to $91 million. Increased profits were driven by steady gains in mail service drug fulfillment, which offers improved affordability and convenience for consumers, and by a continuing favorable mix shift to generic pharmaceuticals.

•	The Prescription Solutions third quarter operating margin increased 60 basis points year-over-year to 3.0 percent, driven by increased levels of generic utilization and mail service fulfillment.

About UnitedHealth Group

UnitedHealth Group is a diversified health and well-being company dedicated to making health care work better. Headquartered in Minneapolis, Minn., UnitedHealth Group offers a broad spectrum of products and services through six operating businesses: UnitedHealthcare, Ovations, AmeriChoice, OptumHealth, Ingenix and Prescription Solutions. Through its family of businesses, UnitedHealth Group serves more than 70 million individuals nationwide. Visit www.unitedhealthgroup.com for more information.

Earnings Conference Call

As previously announced, UnitedHealth Group will discuss the Company’s results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company’s Web site (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through October 24 following the live call. The conference call replay can also be accessed by dialing 1-800-642-1687, conference ID #28401255. This earnings release and the Form 8-K dated October 16, 2008, which may also be accessed from the Investors page of the Company’s web site, include a reconciliation of non-GAAP financial measures.

Forward-Looking Statements

This press release may contain statements, estimates, projections, guidance or outlook that constitute “forward-looking” statements as defined under U.S. federal securities laws. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “will” and similar expressions, identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions, trends and uncertainties and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors. Some factors that could cause results to differ materially from the forward-looking statements include: the potential consequences of the findings announced on October 15, 2006 of the investigation by an Independent Committee of directors of our historical stock option practices; the consequences of the restatement of our previous financial statements, related governmental reviews, including a formal investigation by the Securities and Exchange Commission, and review by the Internal Revenue Service, U.S. Congressional committees, U.S. Attorney for the Southern District of New York and Minnesota Attorney General, a related review by the Special Litigation Committee of the Company, and related shareholder derivative actions, including obtaining court approval of the settlement agreements between the Company and certain named defendants and the dismissal of the derivative claims against all named defendants, shareholder demands, and purported securities and Employee Retirement Income Security Act (ERISA) class actions, including the completion of final documentation relating to the settlement of the securities and ERISA class actions, obtaining approval of the proposed settlement of the securities class action by the boards of directors of the California Public Employees’ Retirement System and the Company, and obtaining court approval of the proposed settlement of the securities and ERISA class actions, the resolution of matters currently subject to an injunction issued by the United States District Court for the District of Minnesota, a purported notice of acceleration with respect to certain of the Company’s debt securities based upon an alleged event of default under the indenture governing such securities, and recent management and director changes, and the potential impact of each of these matters on our business, credit ratings and debt; increases in health care costs that are higher than we anticipated in establishing our premium rates, including increased consumption of or costs of medical services; heightened competition as a result of new entrants into our market, and consolidation of health care companies and suppliers; events that may negatively affect our contracts with AARP; uncertainties regarding changes in Medicare, including coordination of information systems and accuracy of certain assumptions; funding risks with respect to revenues received from Medicare and Medicaid programs; failure to achieve business growth targets, including membership and enrollment; increases in costs and other liabilities associated with increased litigation, legislative activity and government regulation and review of our industry; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; regulatory and other risks associated with the pharmacy benefits management industry; failure to maintain effective and efficient information systems, which could result in the loss of existing customers, difficulties in attracting new customers, difficulties in determining medical costs estimates and appropriate pricing, customer and physician and health care professional disputes, regulatory violations, increases in operating costs, or other adverse consequences; possible impairment of the value of our intangible assets if future results do not adequately support goodwill and intangible assets recorded for businesses that we acquire; potential noncompliance by our business associates with patient privacy data; misappropriation of our proprietary technology; failure to complete or receive anticipated benefits of acquisitions; change in debt to total capital ratio that is lower or higher than we anticipated; and the potential consequences of the New York Attorney General’s investigation into our provider reimbursement practices.

This list of important factors is not intended to be exhaustive. A further list and description of some of these risks and uncertainties can be found in our reports filed with the Securities and Exchange Commission from time to time, including the cautionary statements in our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

# # #

UNITEDHEALTH GROUP

Earnings Release Schedules and Supplementary Information

Quarter Ended September 30, 2008

–	Consolidated Statements of Operations

–	Non-GAAP Operating Results Excluding Special Items

–	Condensed Consolidated Balance Sheets

–	Condensed Consolidated Statements of Cash Flows

–	Segment Financial Information

–	Customer Profile Summary

–	Non-GAAP Adjusted Cash Flows from Operating Activities and

Non-GAAP Reconciliation of 2008 Forecasted Operating Results

–	Use of Non-GAAP Financial Measures

UNITEDHEALTH GROUP

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008 (a)	2007	2008 (b)	2007
REVENUES
Premiums	$18,294	$16,984	$55,027	$51,817
Services	1,287	1,154	3,857	3,406
Products	432	239	1,186	638
Investment and Other Income	143	302	662	865

Total Revenues	20,156	18,679	60,732	56,726

OPERATING COSTS
Medical Costs	14,943	13,500	45,344	41,884
Operating Costs	2,974	2,616	9,617	7,885
Cost of Products Sold	387	206	1,065	557
Depreciation and Amortization	254	202	722	589

Total Operating Costs	18,558	16,524	56,748	50,915

EARNINGS FROM OPERATIONS	1,598	2,155	3,984	5,811
Interest Expense	(166)	(142)	(484)	(391)

EARNINGS BEFORE INCOME TAXES	1,432	2,013	3,500	5,420
Provision for Income Taxes	(512)	(730)	(1,249)	(1,982)

NET EARNINGS	$920	$1,283	$2,251	$3,438

DILUTED NET EARNINGS PER COMMON SHARE	$0.75	$0.95	$1.80	$2.50

Diluted Weighted-Average Common Shares Outstanding	1,227	1,348	1,250	1,375

(a)	Includes a reduction in pre-tax Operating Costs of $40 million ($0.02 per share after tax) from a change in estimated net costs to settle two class action lawsuits related to the Company’s historical stock option practices.
(b)	Includes third quarter reduction in pre-tax Operating Costs of $40 million ($0.02 per share after tax) described in (a) above and second quarter pre-tax Operating Costs of $922 million ($0.46 per share after tax) for settlement of the two class action lawsuits described above and related legal costs, $46 million ($0.02 per share after tax) for employee severance related to operating cost reduction initiatives and other items, partially offset by a $185 million ($0.09 per share after tax) reduction in Operating Costs for proceeds from the sale of certain assets and membership in the individual Medicare Advantage business in Nevada in May 2008.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Measures

Operating Results Excluding Special Items

(in millions, except per share data and percentages)

(unaudited)

	Three Months Ended September 30, 2008			Three Months Ended June 30, 2008
	Consolidated GAAP Reporting	Non-GAAP Reconciling Items	Operating Results Excluding Items (a)	Consolidated GAAP Reporting	Non-GAAP Reconciling Items	Operating Results Excluding Items (b)
REVENUES
Premiums	$18,294	$—	$18,294	$18,344	$—	$18,344
Services	1,287	—	1,287	1,297	—	1,297
Products	432	—	432	391	—	391
Investment and Other Income	143	—	143	240	—	240

Total Revenues	20,156	—	20,156	20,272	—	20,272

OPERATING COSTS
Medical Costs	14,943	—	14,943	15,257	—	15,257
Operating Costs	2,974	40	3,014	3,746	(783)	2,963
Cost of Products Sold	387	—	387	353	—	353
Depreciation and Amortization	254	—	254	243	—	243

Total Operating Costs	18,558	40	18,598	19,599	(783)	18,816

EARNINGS FROM OPERATIONS	1,598	(40)	1,558	673	783	1,456
Interest Expense	(166)	—	(166)	(164)	—	(164)

EARNINGS BEFORE INCOME TAXES	1,432	(40)	1,392	509	783	1,292
Provision for Income Taxes	(512)	15	(497)	(172)	(290)	(462)

NET EARNINGS	$920	$(25)	$895	$337	$493	$830

DILUTED NET EARNINGS PER COMMON SHARE	$0.75	$(0.02)	$0.73	$0.27	$0.40	$0.67

Diluted Weighted-Average Common Shares Outstanding	1,227		1,227	1,245		1,245

Medical Care Ratio	81.7%		81.7%	83.2%		83.2%
Operating Cost Ratio	14.8%		15.0%	18.5%		14.6%
Operating Margin	7.9%		7.7%	3.3%		7.2%
Income Tax Rate	35.8%		35.7%	33.8%		35.8%

(a)	Excludes a reduction in pre-tax Operating Costs of $40 million ($0.02 per share after tax) from a change in estimated net costs to settle two class action lawsuits related to the Company’s historical stock option practices.
(b)	Excludes pre-tax Operating Costs of $922 million ($0.47 per share after tax) for settlement of the two class action lawsuits described in (a) above and related legal costs, $46 million ($0.02 per share after tax) for employee severance related to operating cost reduction initiatives and other items, partially offset by a $185 million ($0.09 per share after tax) reduction in Operating Costs for proceeds from the sale of certain assets and membership in the individual Medicare Advantage business in Nevada in May 2008.

Refer to “Use of Non-GAAP Financial Measures” for further discussion.

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	September 30, 2008	December 31, 2007
ASSETS
Cash and Short-Term Investments	$6,800	$9,619
Accounts Receivable, net	1,873	1,574
Other Current Assets	4,286	4,351

Total Current Assets	12,959	15,544
Long-Term Investments	13,589	12,667
Other Long-Term Assets	27,159	22,688

Total Assets	$53,707	$50,899

LIABILITIES AND SHAREHOLDERS’ EQUITY
Medical Costs Payable	$8,794	$8,331
Commercial Paper and Current Maturities of Long-Term Debt	1,938	1,946
Other Current Liabilities	8,901	8,215

Total Current Liabilities	19,633	18,492
Long-Term Debt, less current maturities	10,876	9,063
Future Policy Benefits for Life and Annuity Contracts	1,864	1,849
Deferred Income Taxes and Other Liabilities	1,449	1,432
Shareholders’ Equity	19,885	20,063

Total Liabilities and Shareholders’ Equity	$53,707	$50,899

UNITEDHEALTH GROUP

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	Nine Months Ended September 30,
	2008	2007
Operating Activities
Net Earnings	$2,251	$3,438
Noncash Items:
Depreciation and amortization	722	589
Deferred income taxes and other	(237)	(283)
Share-based compensation	231	445
Net changes in operating assets and liabilities	(330)	618

Cash Flows From Operating Activities	2,637	4,807

Investing Activities
Cash paid for acquisitions, net of cash assumed	(3,730)	(205)
Purchases of property, equipment and capitalized software, net	(598)	(686)
Net purchases of investments	(1,022)	(1,416)

Cash Flows Used For Investing Activities	(5,350)	(2,307)

Financing Activities
Common stock repurchases	(2,505)	(4,424)
Net change in commercial paper and debt	1,621	684
Share-based compensation excess tax benefit	15	243
Customer funds administered	291	547
Other, net	507	480

Cash Flows Used For Financing Activities	(71)	(2,470)

(Decrease) Increase in cash and cash equivalents	(2,784)	30
Cash and cash equivalents, beginning of period	8,865	10,320

Cash and cash equivalents, end of period	$6,081	$10,350

UNITEDHEALTH GROUP

SEGMENT FINANCIAL INFORMATION

(in millions)

(unaudited)

REVENUES

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008		2007	2008		2007
Health Care Services (a)	$18,815		$17,603	$56,777		$53,627
OptumHealth	1,294		1,239	3,919		3,666
Ingenix	383		344	1,126		890
Prescription Solutions	3,071		3,249	9,450		9,932
Eliminations	(3,407)		(3,756)	(10,540)		(11,389)

Total Consolidated	$20,156		$18,679	$60,732		$56,726

EARNINGS FROM OPERATIONS
	Three Months Ended September 30,			Nine Months Ended September 30,
	2008		2007	2008		2007
Health Care Services	$1,285		$1,788	$3,800		$4,994
OptumHealth	175		224	541		656
Ingenix	57		66	153		146
Prescription Solutions	91		77	283		191
Corporate	(10	)(b)	—	(793	)(c)	(176	)(d)

Total Consolidated	$1,598		$2,155	$3,984		$5,811

(a)	Revenues for the three and nine months ended September 30, 2008 were $10,472 and $31,311 for UnitedHealthcare (formerly our Commercial Markets Group which includes UnitedHealthcare National Accounts (formerly Uniprise)); $6,693 and $21,204 for Ovations; and $1,650 and $4,262 for AmeriChoice, respectively. Revenues for the three and nine months ended September 30, 2007 were $10,083 and $30,184 for UnitedHealthcare; $6,365 and $20,182 for Ovations; and $1,155 and $3,261 for AmeriChoice, respectively.
(b)	Includes a reduction in pre-tax Operating Costs of $40 million from a change in estimated net costs to settle two class action lawsuits related to the Company’s historical stock option practices, offset by $50 million of pre-tax Operating Costs related to estimated costs to conclude an on-going legal matter.
(c)	Includes third quarter items described in (b) above and second quarter pre-tax Operating Costs of $922 million for the settlement of two class action lawsuits described in (b) above and related legal costs, $46 million for employee severance related to operating cost reduction initiatives and other items, partially offset by a $185 million reduction in Operating Costs for proceeds from the sale of certain assets and membership in the individual Medicare Advantage business in Nevada in May 2008.
(d)	Includes $87 million of pre-tax Operating Costs for the settlement of Internal Revenue Code Section 409A (IRS Section 409A) surtax liabilities on behalf of non-officer employees who exercised certain options in 2006 and 2007, and $89 million of non-cash Operating Costs for the modification charge due to repricing unexercised options subject to IRS Section 409A.

UNITEDHEALTH GROUP

CUSTOMER PROFILE SUMMARY

ALL BUSINESS UNITS

(in thousands)

(unaudited)

People Served	September 2008	June 2008 (a)	December 2007	September 2007	December 2006
Commercial Risk-based	10,495	10,490	10,805	10,880	11,285
Commercial Fee-based	15,975	16,000	14,720	14,695	14,415

Total Commercial	26,470	26,490	25,525	25,575	25,700

Medicare Advantage (b)	1,480	1,455	1,370	1,370	1,445
Medicaid	2,340	2,255	1,710	1,700	1,465
Standardized Medicare Supplement	2,510	2,475	2,400	2,370	2,275

Total Public and Senior (c)	6,330	6,185	5,480	5,440	5,185

Total Health Care Services Medical Benefits	32,800	32,675	31,005	31,015	30,885

Total People Served	72,820	73,075	70,950	70,990	70,680

Supplemental Data—included in Total People Served
OptumHealth	59,600	60,100	58,700	58,500	56,600

Total Part D Prescription Drug Plans	5,465	5,445	5,950	5,950	5,740

Consumer-Driven Health Plans	2,740	2,730	2,315	2,290	1,890

(a)	Includes 320 thousand risk-based Medicaid individuals served in connection with the acquisition of Unison Health Plans (Unison). Excludes 70 thousand fee-based Medicaid individuals affiliated with a customer that had notified Unison (prior to acquisition) of its intent to terminate its relationship effective October 2008.
(b)	June 2008 membership for Medicare Advantage reflects the divestiture of the individual Medicare Advantage business in Nevada in May 2008 of 28 thousand individuals.
(c)	Excludes pre-standardized Medicare Supplement and other AARP products. These products are included in Total People Served.

UNITEDHEALTH GROUP

Reconciliation of Non-GAAP Financial Measures

(in millions, except per share data)

(unaudited)

Adjusted Cash Flows from Operating Activities

Three Months Ended September 30, 2008
GAAP Cash Flows From Operating Activities	Approximately $1,800
Legal Settlement Payments made in Q3 2008, net of tax benefit	Approximately $600	(a)

Adjusted Cash Flows From Operating Activities (a)	Approximately $2,400

Three Months Ended September 30, 2007
GAAP Cash Flows From Operating Activities	Approximately $500
July CMS Premium Payment Received in June	Approximately $1,600	(b)

Adjusted Cash Flows From Operating Activities (b)	Approximately $2,100

(a)    Adjusted Cash Flows From Operating Activities for the three months ended September 30, 2008 excludes cash payments to settle two class action lawsuits related to the Company’s historical stock option practices.

(b) Adjusted Cash Flows From Operating Activities for the three months ended September 30, 2007 includes the CMS premium payment for July which was received in June 2007.
Forecasted Operating Results for the Year Ending December 31, 2008
GAAP Cash Flows from Operations	Approaching $4,400
Legal Settlement Payments made in Q3 2008, net of tax benefit	Approximately $600

Cash Flows from Operations, excluding cash payments for litigation settlements	Approaching $5,000

Refer to “Use of Non-GAAP Financial Measures” for further discussion.

UNITEDHEALTH GROUP

USE OF NON-GAAP FINANCIAL MEASURES

Operating results excluding special items and adjusted cash flows from operations as used in the press release are not calculated in accordance with GAAP and should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP. Management believes that the use of each of these non-GAAP financial measures improves the comparability of our results between periods. These financial measures provide investors and our management with useful information to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods, and to compare our results of operations on a more consistent basis against that of other companies in the health care industry.

These non-GAAP financial measures have limitations in that they do not reflect all of the special items or timing of certain cash payments/receipts associated with the operations of our business as determined in accordance with GAAP. As a result, one should not consider these measures in isolation. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as non-GAAP basis, disclosing these GAAP financial measures, and providing a reconciliation from GAAP to non-GAAP financial measures.